LightPath Technologies New Product Announcement: RoHS Compliant Glass Aspheric Lenses for Telecommunications Systems

LightPath Technologies Introduces RoHS Compliant, High Index Molded Glass Aspheres for Telecommunications Systems

ORLANDO, FL -- (Marketwire - December 01, 2009) - LightPath Technologies, Inc. (NASDAQ: LPTH) is pleased to announce the introduction of a new family of RoHS compliant, high index of refraction molded glass aspheric lenses designed specifically for the telecommunications market.

Molded aspheric lenses made from lead based glasses have long been used in laser to fiber coupling systems inside of transceiver packages. RoHS compliance has been difficult to achieve based on the high performance requirements of these systems and the inherent capabilities of lead based glasses. LightPath Technologies has developed a set of lenses that replaces LightPath's current lead-glass based products and meets the RoHS standards.

Current demand for LightPath's family of new RoHS compliant lenses is strong. The requirement for these lenses is being driven by the infrastructure upgrade for 3G wireless networks and new networks in developing countries, such as China which has over 700 million subscribers and continues to grow.

LightPath Technologies is currently manufacturing these lenses in production volumes through our facility in Shanghai, China.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: (407) 382-4003
Email: rpini@lightpath.com
Internet:  www.lightpath.com